Exhibit 21.1

                                  Subsidiaries
                                       of
                        Devine Entertainment Corporation

                                                                Percentage
                                                                of Voting
Subsidiary                                  Jurisdiction        Securities Held
----------                                  ------------        ---------------

Devine Productions Ltd.                     Ontario             100%
Devine New Media Corporation                Ontario             100%
Devine Productions (Artists) Ltd.           Ontario             100%
Devine (Fairy Tale) Productions Ltd.        Ontario             100%
Devine Bailey Productions Ltd.              Ontario             100%